Exhibit 99.(j)(1)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our report, dated February 22, 2010, with respect to the financial statements and financial highlights of Pax World Balanced Fund, Pax World Growth Fund, Pax World High Yield Bond Fund, Pax World Women’s Equity Fund, Pax World Small Cap Fund, Pax World Global Green Fund, and Pax World International Fund included in their Annual Report dated December 31, 2009 that is incorporated by reference into this Post Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 2-38679) of Pax World Funds Series Trust I, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 27, 2009